SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Autoimmune Inc.
(Name of Issuer)

Common Shares, no par value
(Title of Class of Securities)

052776101
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 052776101	13G/A	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON: Andreeff Equity Advisors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,464,407
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,464,407

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,407

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.6%

12	TYPE OF REPORTING PERSON*
	IA, OO

CUSIP No. 052776101	13G/A	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON: Dane Andreeff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,464,407
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,464,407

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,464,407

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	8.6%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 052776101	13G/A	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Capital I, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		853,689
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		853,689

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	853,689

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.0%

12	TYPE OF REPORTING PERSON*
	CO, HC

CUSIP No. 052776101	13G	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		703,598
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		703,598

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	703,598

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	4.1%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 052776101	13G	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		55,050
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		55,050

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	55,050

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.3%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 052776101	13G	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		13,912
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		13,912

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	13,912

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.1%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 052776101	13G	Page 8 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		81,129
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		81,129

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	81,129

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.5%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 052776101	13G	Page 9 of 13 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Offshore, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		610,718
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		610,718

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	610,718

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	3.6%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 052776101	13G/A	Page 10 of 13 Pages

ITEM 1(a).      NAME OF ISSUER:

                          Autoimmune Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                1199 Madia Street
Pasadena, CA 91103

ITEM 2(a).      NAME OF PERSON FILING:

                         This Schedule 13G/A is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Andreeff Equity Advisors, L.L.C. (“AEA”)
(ii)	Dane Andreeff
(iii)	Maple Leaf Capital I, L.L.C. (“Capital”)
(iv)	Maple Leaf Partners, L.P. (“MLP”)
(v)	Maple Leaf Partners I, L.P. (“MLPI”)
(vi)	Maple Leaf Discovery, L.P. (“MLD”)
(vii)	Maple Leaf Discovery I, L.P. (“MLDI”)
(viii)	Maple Leaf Offshore, Ltd. (“MLO”)

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                         The principal business office of each of the Reporting Persons filing this Schedule 13G/A is located at 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459.

ITEM 2(c).      CITIZENSHIP:

(i)	AEA	Delaware limited liability company
(ii)	Dane Andreeff	Canada
(iii)	Capital	Delaware limited liability company
(iv)	MLP	Delaware limited partnership
(v)	MLPI	Delaware limited partnership
(vi)	MLD	Delaware limited partnership
(vii)	MLDI	Delaware limited partnership
(viii)	MLO	Cayman Islands company

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

Common Shares, no par value

ITEM 2(e).      CUSIP Number:

052776101

CUSIP No. 052776101	13G/A	Page 11 of 13 Pages

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:

                        Not applicable.

ITEM 4.        OWNERSHIP:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned: See the responses to Item 9 on the attached cover pages.
(b)	Percent of class: See the responses to Item 11 on the attached cover pages.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See the responses to Item 5 on the attached cover pages.
	(ii)	Shared power to vote or to direct the vote See the responses to Item 6 on the attached cover pages.
	(iii)	Sole power to dispose or to direct the disposition of See the responses to Item 7 on the attached cover pages.
	(iv)	Shared power to dispose or to direct the disposition of See the responses to Item 8 on the attached cover pages.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.☐

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                        Not applicable.

CUSIP No. 052776101	13G/A	Page 12 of 13 Pages

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Mr. Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C. (“AEA”) and Maple Leaf Capital I, L.L.C. (“Capital”).  AEA is the Investment Adviser and Capital is the General Partner of the following limited partnerships, which now own, in the aggregate, greater than 5% of the issuer’s securities:

(i)           Maple Leaf Partners, L.P.
(ii)           Maple Leaf Partners I, L.P.
(iii)           Maple Leaf Discovery, L.P.
(iv)           Maple Leaf Discovery I, L.P.

      AEA is also the Investment Adviser and Mr. Andreeff is the Director of Maple Leaf Offshore, Ltd., which owns less than 5% of the issuer’s securities.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                       Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                       Not applicable.

CUSIP No. 052776101	13G/A	Page 13 of 13 Pages

ITEM 10.       CERTIFICATION

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 9, 2010

MAPLE LEAF PARTNERS I, L.P.*
By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff *	Name: Dane Andreeff
Title: Director	Title: Director

ANDREEFF EQUITY ADVISORS, L.L.C.*	MAPLE LEAF DISCOVERY, L.P.*
By: Dane Andreeff	By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF CAPITAL I, L.L.C.*	MAPLE LEAF DISCOVERY I, L.P.*
By: Dane Andreeff	By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF PARTNERS, L.P.*	MAPLE LEAF OFFSHORE, LTD.*
By: Dane Andreeff	By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff	Name: Dane Andreeff
Title: Director	Title: Director

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock of Autoimmune, Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 9, 2010

MAPLE LEAF PARTNERS I, L.P.*
By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff *	Name: Dane Andreeff
Title: Director	Title: Director

ANDREEFF EQUITY ADVISORS, L.L.C.*	MAPLE LEAF DISCOVERY, L.P.*
By: Dane Andreeff	By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF CAPITAL I, L.L.C.*	MAPLE LEAF DISCOVERY I, L.P.*
By: Dane Andreeff	By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff	Name: Dane Andreeff
Title: Managing Member	Title: Director

MAPLE LEAF PARTNERS, L.P.*	MAPLE LEAF OFFSHORE, LTD.*
By: Dane Andreeff	By: Dane Andreeff

/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff	Name: Dane Andreeff
Title: Director	Title: Director

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.